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                                                                   Exhibit 10.11

                         TRANSITIONAL SERVICES AGREEMENT

         THIS TRANSITIONAL SERVICES AGREEMENT ("Agreement") is entered into as of the 31st day of October, 1999 (the "Effective Date"), by and among SHILOH INDUSTRIES, INC., a Delaware corporation (the "Parent"), SHILOH AUTOMOTIVE, INC., an Ohio corporation ("Buyer"), and MTD PRODUCTS INC, an Ohio corporation ("Seller").

                                    RECITALS

         WHEREAS, Seller is in the business of manufacturing and marketing engineered stamped products for the automotive industries (the "Business") through a non-incorporated division (the "Division") of Seller; and

         WHEREAS, Parent, Buyer and Seller have entered into an Asset Purchase Agreement dated as of June 21, 1999, as amended, by and between Parent, Buyer and Seller ("Asset Purchase Agreement") with regard to the sale of specified assets of the Division from Seller to Buyer and the assumption of certain liabilities; and

         WHEREAS, the parties desire to set forth the terms and conditions by which Seller, during the Term (as defined in Section 9), will (i) provide to Buyer information management and related services necessary to operate the Business consistent with past practice and (ii) assist Buyer in its transition from the Business's current information management systems to information management systems implemented or to be implemented by Buyer (collectively, the "Transitional Services").

         NOW THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. TRANSITIONAL SERVICES. (a) Subject to and upon the terms and conditions set forth in this Agreement, during the Term, Seller shall provide or cause to be provided to Buyer the Transitional Services, including, without limitation, the services referred to on Schedule One attached hereto and incorporated herein by reference. During the Term, Seller shall provide Buyer with the same level of support with respect to the Transitional Services that Seller provided to the Division prior to the Effective Date, which level of support Seller covenants shall be sufficient to operate the Business during the Term consistent with past practice. In addition, during the Term, Seller shall assist (which assistance shall include, among other things, data conversion, mapping and troubleshooting system startups and/or migrations to new systems) Buyer in connection with Buyer's implementation of its own systems and services to replace the systems and services previously provided by Seller, which assistance shall be of the same type Seller has historically provided for such conversion and implementation issues for the Division.



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         (b) During the Term, Seller shall maintain at Buyer's facilities, at
             Seller's sole cost and expense, three full-time employees of Seller (the "Transition Employees") to assist Seller in providing Transitional Services to Buyer. The determination of the initial Transition Employees shall be made by Seller and Buyer. If, during the Term, a Transition Employee shall no longer be employed by Seller or Seller otherwise desires to substitute a new Transition Employee, Seller shall use its reasonable efforts to replace such person with another person with similar experience relating to the Division and the services and systems constituting the Transitional Services, which person shall be reasonably acceptable to Buyer. During the Term, the Transition Employees shall be instructed to provide their full time and attention to providing Transitional Services to Buyer and facilitating Buyer's implementation of its own systems and services to replace those previously provided by Seller.

         (c) During the Term, Seller shall maintain in full force and effect any and all leases, licenses, maintenance agreements and other agreements relating to the Business's information management systems and related services existing as of the Effective Date (individually, an "IT Agreement" and collectively, the "IT Agreements"). Buyer shall reimburse Seller for all out-of-pocket costs associated with the maintenance of such IT Agreements provided that (i) the Seller provides Buyer with supporting documentation, in form and substance reasonably satisfactory to Buyer, evidencing Seller's costs therefor and (ii) such costs were, in the ordinary course of business, directly billed by Seller or the applicable vendor to the Division prior to the Closing Date. If, during the Term, any IT Agreement expires or is terminated, then (i) Seller shall, at its sole cost and expense, in the case of expiration, renew such IT agreement or, in the case of expiration or termination, replace such IT Agreement with an IT Agreement containing substantially similar terms (each, a "Renewal/Replacement IT Agreement"), (ii) if requested by Buyer, Seller shall use its reasonable efforts to cause each Renewal/Replacement IT Agreement to permit assignment of such agreement to Buyer at the end of the Term and (iii) if requested by Buyer, Seller shall use its reasonable efforts to facilitate the assignment of any or all Renewal/ Replacement IT Agreements to Buyer. Buyer and Seller agree to work together in good faith during the Term to (i) determine whether to renew or replace IT Agreements that expire or have been terminated and (ii) select the entity or person(s) to provide services under any Renewal/Replacement IT Agreements which entity or person(s) shall in all cases be reasonably acceptable to Buyer.

         (d) Buyer acknowledges and agrees that any IT Agreements which perform functions not available with IT Agreements in effect as of the Effective Date will be purchased by Buyer at its own expense provided that Seller will provide reasonable assistance with the implementation of any such IT Agreements (including hardware purchased or leased by Buyer).

         2. COMPENSATION. Subject to earlier termination as set forth in Section 8 of this Agreement, as compensation for such Transitional Services, Buyer shall pay to Seller the following:


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         (a) Subject to any adjustments pursuant to Section 2(d) below, during the first year commencing on the Effective Date, the aggregate amount of Six Hundred Thousand Dollars ($600,000) (the "Base Rate") payable in equal monthly installments of Fifty Thousand Dollars ($50,000) for each month that Transitional Services are provided. Payment shall be made on the first day of each applicable month, commencing November 1, 1999;

         (b) Subject to any adjustments pursuant to Section 2(d) below, during the second year commencing after the Effective Date, the amount of compensation payable to Seller for the Transitional Services shall increase to an amount equal to the sum of the Base Rate payable by Buyer for the immediately preceding year (the "Year One Base Rate") plus an amount equal to the Year One Base Rate multiplied by the percentage that the CPI (hereinafter defined) as of October 2000 has increased from the CPI as of October 1999 (the "Adjusted Base Rate"). The term "Consumer Price Index" and the term "CPI" when used herein means the Consumer Price Index - U.S. Averages for Urban Earners and Clerical Workers, all Items (1982-1984 = 100), of the United States Bureau of Labor Statistics. If the Consumer Price Index shall be substantially revised (including, but not limited to, a change from using the 1982-1984 averages as the Base Index of
             100) or becomes unavailable to the public, Seller and Buyer will in good faith substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar;

         (c) For years commencing after expiration of the initial Term, the parties shall negotiate in good faith a revised rate of compensation mutually agreeable to the parties; and

         (d) If, during the Term, Buyer shall implement any services internally ("Newly Implemented Services") such that it no longer requires Seller to provide the Newly Implemented Services, then (i) Buyer shall provide Seller with written notice of the implementation of the Newly Implemented Services, specifying in detail the services no longer required from Seller and the date on which Seller shall cease to provide such services and (ii) Buyer and Seller shall negotiate in good faith to reduce the Base Rate or the Adjusted Base Rate, as the case may be, to give effect to such reduction in services provided by Seller. Likewise, if, during the Term, the Buyer requests Seller to provide any additional services, then (i) Buyer and Seller shall agree on the nature and scope of such additional services and amend Schedule One hereto accordingly and
             (ii) Buyer and Seller shall negotiate in good faith the amount of any increase in the Base Rate or the Adjusted Base Rate, as the case may be, resulting from Seller providing such additional services.

         (e) Buyer will utilize reasonable efforts to implement conversion to its own systems such that Buyer will convert to Buyer's BAAN operating system from Seller's MAPICS operating system not later than the end of the Term and will undertake reasonable efforts to commence such conversion process not later than 18 months after the Effective Date.


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         3. USE OF SYSTEMS BY SELLER. During the Term, Seller shall have the right to continue to have access (physically and through off-site access) to utilize the computer equipment, software and related items provided hereunder in connection with Seller's use of information systems processes to operate the business of Seller. Parent and Buyer recognize that the compensation rates set forth in the Agreement include such right of continuing use and access by Seller.

         4. DISPUTE RESOLUTION PROCESS. If, during the Term, any issue or issues arise regarding the Transitional Services or the terms or interpretation of this Agreement, employees of Seller shall contact George R. Yates (or his successor designee) (the "Seller Initial Representative") and employees of Buyer shall contact Scott Klonowski (or his successor designee) (the "Buyer Initial Representative," and together with the Seller Initial Representative, the "Initial Representatives") regarding such issue or issues. Upon receipt of notice of an issue or issues from their respective employees, the Initial Representative receiving such notice shall contact the other Initial Representative and in good faith attempt to resolve such issue or issues. If the Initial Representatives are unable to resolve such issue or issues to their mutual satisfaction or if resolution of such issue or issues is beyond the scope of the Initial Representatives' authority as representatives of Seller or Buyer, then the Initial Representatives shall notify Ronald C. Houser (or his successor designee) (the "Seller Senior Representative") and Craig A. Stacy (or his successor designee) (the "Buyer Senior Representative," and together with the Seller Senior Representative, the "Senior Representatives") regarding the issue or issues. The Senior Representatives shall in good faith attempt to resolve the issue or issues. The parties agree that the Initial Representatives and the Senior Representatives shall attempt to resolve any and all issues under or relating to this Agreement in a manner consistent with the parties' intent and purpose in entering this Agreement (i.e., to enable Buyer during the Term to operate the information technology aspects of the Business consistent with past practice and to transition the Business to new information management systems for a flat annual fee equal to the Base Rate in the first year and the Adjusted Base Rate in the second year regardless of the cost incurred by Seller in providing such services to Buyer).

         5. CONDITION PRECEDENT. This Agreement shall be effective only upon consummation of the transactions contemplated by the Asset Purchase Agreement.

         6. POSTPONEMENT OF PERFORMANCE. Performance under this Agreement by either party may be postponed or extended automatically to the extent that a party is prevented from performing its obligations by any cause beyond its reasonable control, such as acts of God, strikes, labor disputes, equipment and/or telecommunications failures, supply disruptions, governmental regulations superimposed after the fact, fire, acts of war, riots, or other force majeure events, provided such cause does not arise from the performing party's intentional or grossly negligent action, and provided further that the party unable to perform promptly notifies the other party of the commencement, nature and projected duration of the cause.

         7. LIMITATION OF LIABILITY. In no event shall Seller be liable for any special, incidental or consequential damages, whether a claim for such recovery is based on theories of contract, negligence or tort (including strict liability), even if Seller has knowledge of the possibility of the potential loss or damage. Seller's aggregate liability for damages to Parent and Buyer for any cause whatsoever shall be limited to the total compensation paid or payable to Seller by Parent and Buyer during the term of this Agreement. Parent and Buyer hereby waive,

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for themselves and their successors and assigns, any and all claims of negligence or strict liability that are for special, incidental or consequential damages. Parent and Buyer recognize that the provisions of this section are a material factor in Seller's provision to them of the services set forth herein.

         8. SCOPE OF AGREEMENT. Parent and Buyer acknowledge and agree that except as otherwise set forth in the Asset Purchase Agreement, Seller is not selling or transferring title to software licenses, equipment or machinery which may be utilized in providing the services under this Agreement. In addition, except as otherwise set forth in the Asset Purchase Agreement, Parent and Buyer acknowledge and agree that pursuant to this Agreement, Seller is not subleasing or sublicensing any agreements to which Seller is a lessee or licensee.

         9. TERM OF AGREEMENT. (a) This Agreement shall commence as of the Effective Date and continue in effect for a period of two years (the "Term"). Thereafter, the parties agree to negotiate in good faith the extension of this Agreement on terms and conditions mutually agreeable to the parties. Notwithstanding the above, from time to time Parent and Buyer may reduce or increase the scope of Transitional Services as set forth in this Agreement in which event the provisions of Section 2 (d) below shall apply.

         (b) Parent and Buyer may terminate this Agreement at any time effective on the first day of the month commencing 30 days after delivery of written notice to Seller of such termination. Parent and Buyer may terminate this Agreement if Seller breaches or otherwise fails to perform any of its obligations under this Agreement which breach or failure to perform is not cured within thirty days after written notice of such breach or failure to perform or such additional period of time as Seller is diligently pursuing remediation of the breach or failure to perform. Parent and Buyer shall continue to pay the amount of compensation due until the termination is effective.

         (c) Seller may terminate this Agreement if Parent and/or Buyer fail to pay amounts due under this Agreement within five days after written notice of non-payment when due. Seller may also terminate this Agreement if Parent and/or Buyer breach other provisions of this Agreement which are not cured within thirty days after receipt of written notice of such breach or such additional period of time as Parent and/or Buyer are diligently pursuing remediation of the breach.

         10. POST-TERMINATION MATTERS. Upon termination of this Agreement for any other reason other than default by Parent and/or Buyer, Seller shall negotiate with Buyer to sell and transfer to Buyer the computer equipment, software and other information systems property which Buyer determines to be necessary to operate the Business and which Seller does not require for the operation of its business. The purchase price shall be an amount equal to the fair market value of such equipment as the parties mutually determine based on good faith negotiations. To the extent Seller needs to retain certain information systems property, Seller shall negotiate in good faith the terms and condition of the lease or sublease of such properties if such can be achieved. If not sold, subleased or sublicensed to Buyer, as the case may be, Seller shall have the right to obtain possession at end of term of any computer equipment and operating software of the Seller in the possession of Buyer at the expiration of this Agreement. Such

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possession will be processed in coordination with Buyer so as to not materially interfere with Buyer's operation of its business.

         11. INDEPENDENT CONTRACTORS. The relationship established between Parent and Buyer, on the one hand, and Seller, on the other hand, by this Agreement is that of vendor and vendee and nothing herein contained shall be deemed to establish or otherwise create a relationship of principal and agent between the parties. Each party is an independent contractor and shall not be deemed an agent of the other party for any purpose whatsoever. Neither party, nor any of its agents or employees shall have any right or authority to assume or create any obligation of any kind, whether express or implied, on behalf of the other party. Neither party shall make warranties or representations on behalf of the other party to customers or to the trade with respect to any of the Transitional Services, except as may be expressly approved in writing in advance by the other party.

         12. NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram:

                  if to the Parent or Buyer to:

                        Shiloh Industries, Inc.
                        P.O.Box 2037
                        Mansfield, Ohio 44905
                        Attention: President
                        Fax Number: (419) 522-2275

                  with a copy to:

                        Jones, Day, Reavis & Pogue
                        901 Lakeside Avenue
                        Cleveland, Ohio  44114
                        Attention: Patrick J. Leddy, Esq.
                        Fax Number: (216) 579-0212

                  if to Seller to:

                        MTD Products Inc
                        P.O. Box 368022
                        Cleveland, Ohio  44136
                        Attention: Ronald C. Houser, Chief Financial Officer Fax Number: (330) 273-4617



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                    with a copy to:

                        Wegman, Hessler, Vanderburg & O'Toole
                        6055 Rockside Woods Boulevard
                        Suite 200
                        Cleveland, Ohio 44131
                        Attention: David J. Hessler, Esq.
                        Fax Number: (216) 642-8826

or, in each case, at such other address as may be specified in writing to the other parties hereto.

         All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

         13. HEADINGS. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

         14. ENTIRE AGREEMENT. This Agreement and the Asset Purchase Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

         16. GOVERNING LAW, ETC. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Ohio, without giving effect to the conflict of laws rules thereof. Any controversy arising under or out of this Agreement shall be settled by arbitration in accordance with the governing rules of the American Arbitration Association as administered through the Cleveland, Ohio office. The commercial arbitration rules of the American Arbitration Association shall apply and the controversy shall be governed by the laws of the State of Ohio. The arbitrator shall be selected by the parties by mutual agreement at the time a claim is submitted for arbitration. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof, including a federal district court, pursuant to the Federal Arbitration Act. In preparation for the arbitration hearing, each party may utilize all methods of discovery authorized by the Ohio Rules of Civil procedure, and may enforce the right to such discovery in the manner provided by said rules and/or by the Ohio Arbitration Law. The arbitrator may order a pre-hearing exchange of information by the parties, including without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses and examination by deposition of witnesses and parties. Unresolved discovery disputes may be brought to the attention of the arbitrator and may be disposed of by the arbitrator. The arbitration hearing shall be conducted in Cleveland, Ohio. The arbitrator shall have the authority to award any remedy or relief a court of the State of Ohio could order or grant,

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including, without limitation, specific performance of any obligation created under this Agreement, the awarding of the issuance of an injunction or the imposition of sanctions of abuse of frustration of the arbitration process. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction and enforced with full judicial effect thereafter. All fees and expenses of the arbitration shall be borne by the parties equally, however, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentations. The arbitrator is authorized to award any party such sums as shall be deemed proper for the time, expense and inconvenience of arbitration, including arbitration fees and attorney fees.

         17. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

         18. ASSIGNMENT. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto, PROVIDED that Buyer may assign this Agreement to any Subsidiary of the Parent, PROVIDED, FURTHER, that no assignment shall in any way affect Parent's and Buyer's obligations or liabilities under this Agreement.

         19. AMENDMENT. Neither party may amend this Agreement without the prior written consent of the other party.



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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.

                                   SHILOH INDUSTRIES, INC.


                                   By: /s/ John F. Falcon
                                      -------------------------------
                                       Name: John F. Falcon
                                       Title:


                                   SHILOH AUTOMOTIVE, INC.


                                   By: /s/ John F. Falcon
                                      -------------------------------
                                       Name: John F. Falcon
                                       Title:


                                   MTD PRODUCTS INC


                                   By: /s/ Ronald C. Hauser
                                      -------------------------------
                                       Name: Ronald C. Hauser
                                       Title:


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                 SCHEDULE ONE TO TRANSITIONAL SERVICES AGREEMENT
                      BY AND AMONG SHILOH INDUSTRIES, INC.,
                             SHILOH AUTOMOTIVE, INC.
                              AND MTD PRODUCTS INC



         1. ELECTRONIC DATA INTERCHANGE: Includes data mapping and translation, problem resolution, trading partner administration, maintaining Future 3 software, business process integration, and maintaining all compute hardware and all telecommunications hardware required to support the EDI processes.

         2. DESKTOP AND SOFTWARE SUPPORT: Includes maintaining all hardware and software in good working condition and all licenses at the appropriate levels.

         3. TELECOMMUNICATIONS, INCLUDING TELEPHONE, FACSIMILE TRANSMISSIONS AND EMAIL, AND ALL DATA NETWORKS: Includes maintaining all local area networks, frame relay network, shop floor communications and performing all adds, changes and moves for the phone system.

         4. SHOP FLOOR DATA COLLECTION: Includes maintaining all hardware and software associated with the shop floor systems.

         5. LABOR DATA COLLECTION: Includes completing the installation of the shop floor system and fully training all users in the use of these systems.

         6. PAYROLL: Includes maintaining all payroll functions for both hourly and salaried employees.

         7. INVENTORY SYSTEMS: Includes providing hardware and software support.

         8. ENGINEERING SYSTEMS: Includes providing hardware and software support.

         In addition to the foregoing, the Seller shall provide or cause to be provided help desk functions to the Division during the Term. Also, the Seller shall provide Parent and Buyer with assistance with respect to any of the foregoing or any other computer processing or operational system of the Division to the extent reasonably requested consistent with past practices.